Exhibit 99.1

FINISH LINE TO WIND DOWN PAIVA STORES

Will Focus Investments on Higher Return Opportunities

INDIANAPOLIS August 27, 2007— The Finish Line, Inc. (NASDAQ:FINL) today announced that following a thorough review of its growth opportunities, the Company has decided to close Paiva’s fifteen stores and online business by the end of the third quarter.  This decision enables the Company to focus capital on higher return opportunities.

“Consumer response to Paiva has been positive, however, we believe we can realize more acceptable returns in the near-term by directing resources toward the Company’s core concepts,” said Alan H. Cohen, Chief Executive Officer of The Finish Line.

In connection with today’s announcement, the Company expects to record a pre-tax expense of approximately $21 million over the second and third quarters of fiscal 2008, consisting of approximately $12 million of long-term asset costs, $8 million of lease termination costs and $1 million of inventory write offs.  The Company is exploring opportunities to redeploy Paiva employees to positions in its Finish Line stores and therefore currently expects any severance costs to be de minimis.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL.  The Company currently operates 697 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and online and 15 Paiva stores in 10 states and online.  To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. These forward-looking statements generally can be identified by use of statements that include words such as “expect,” “anticipate,” “believe,”  “plan,” and other similar words. Forward-looking statements include, without limitation, statements regarding the anticipated timing, number of impacted employees, and pre-tax expenses associated with the closure of the Paiva concept.

Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, without limitation, the risk that subsequent unanticipated events, including unanticipated costs, may occur in connection with the closure of Paiva.  Additional risk factors that could cause results to differ are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in the Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Investor Relations,
Kevin S. Wampler, Executive Vice President - CFO,
317-899-1022, ext 6914

Media Requests,
Elise Hasbrook, Corporate Communications Manager,
317-899-1022, ext 6827